Owens-Illinois Comments on Lower 2003 Outlook

Toledo, Ohio, March 28, 2003 -- Owens-Illinois, Inc., (NYSE: OI) today announced that various factors and conditions, principally higher natural gas costs and lower North American glass shipments are having a greater than expected negative impact on the Company's 2003 performance. The Company now believes that earnings for the full year 2003, exclusive of any refinancing charges or other unusual items, will be approximately $1.60 per share, compared to the First Call consensus estimate of $1.78 per share. For the full year 2002, the Company reported a net loss of $3.29 per share which included charges of $3.14 per share for the goodwill accounting change, $2.09 per share (net of dilution) for asbestos-related costs, and $0.07 per share for early extinguishments of debt. Excluding these unusual items, the Company reported net earnings of $2.01 per share (diluted) for the full year 2002.

In the event natural gas costs remain above 2002 levels throughout 2003, the Company expects to recover the major portion of such increased natural gas costs through the price adjustment formulas contained in many of its supply agreements with customers, although these adjustments generally will not take effect until the beginning of 2004. Severe winter weather in North America has resulted in lower demand for glass containers, primarily from reduced retail sales and slower inventory restocking by certain of the Company's major customers, thereby making the first quarter of 2003 particularly adversely affected. However, glass shipments are forecast to be stronger in the next several months.

Company Profile

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by O-I include consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers.


Forward Looking Statements

This news release contains "forward looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:
(1) foreign currency fluctuations relative to the U.S. dollar,
(2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses,
(11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.